Exhibit 10.8
CONVERTIBLE PROMISSORY NOTE

$10,000,000	June 25, 2007
     FOR VALUE RECEIVED, Approach Oil & Gas Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of LUBAR EQUITY FUND, LLC, a Wisconsin limited liability company (the “Lender”), the principal sum of Ten Million and no/100 Dollars ($10,000,000), together with interest thereon from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance. Interest shall accrue at a rate of seven percent (7%) per annum based on a three hundred sixty-five (365) – day year and compounded annually. Principal and accrued interest shall be due and payable on the third anniversary of the date of this Note; provided, that the Company shall have the right to prepay the principal in whole or in part from time to time without premium or penalty provided that the Company gives the Lender at least fifteen (15) days prior notice of such prepayment. Lender shall have the right to exercise its conversion rights in whole or in part prior to such prepayment.
     All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. All payments shall be credited first to the accrued interest then due and payable and the remainder applied to principal.
     At any time commencing December 31, 2007 or earlier in connection with the Company’s prepayment hereof or the occurrence of a “Sales Event” as defined below, the Lender shall have the right, in its sole and absolute discretion, to convert all or any portion of the unpaid principal of and interest on this Note into shares of the equity securities of the Company or any successor to the Company of any class or classes issued by the Company or its successor prior to the date of the Lender’s election. Except as provided below with respect to an automatic conversion upon the occurrence of an IPO (defined below), the number of shares of such equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) by (b), where (a) is the outstanding principal and accrued interest of this Note (or such portion as will be converted), and (b) is (i) the lowest price per share that equity securities in any such class have been issued by the Company, or (ii) if no such shares have been issued, then at One Hundred and no/100 Dollars ($100) per share. The conversion price will be subject to adjustment to provide the Lender with full antidilution protection in the case of any stock splits, recapitalizations or changes in capital structure of the Company or the issuance of options, warrants, or other rights to acquire or convertible into equity securities of the Company excluding only options, warrants, rights or other equity-based awards issued as part of reasonable compensation plans approved by the Company’s Board of Directors. Shares issued for consideration other than cash shall be deemed to be issued at the fair market value of the consideration given for them.
     The first day on which both of the following transactions shall have been consummated shall be referred to herein as the “IPO Conversion Date”: (a) the initial sale by Approach Resources Inc., a Delaware corporation, of shares of its common stock, par value $0.01 per share

(the “Approach Common Stock”), to the public pursuant to a registration statement under the Securities Act of 1933, as amended (“IPO”), and (b) the exchange of all outstanding shares of Company Common Stock for shares of Approach Common Stock and the consummation of the other transactions contemplated by the terms of a contribution agreement by and among Approach, the Company and certain other parties thereto (the “Contribution Agreement”). Notwithstanding anything to the contrary contained herein, this Note shall, on the IPO Conversion Date, automatically and without further action required by any person, convert into shares of Approach Common Stock. The number of shares of Approach Common Stock to be issued upon such automatic conversion shall be equal to the quotient obtained by dividing (a) by (b), where (a) is the outstanding principal and accrued interest of this Note, and (b) is the initial public offering price per share, less any underwriting discount per share for the shares of Approach Common Stock that are issued in the IPO. The shares of Approach Common Stock issued to Lender upon any automatic conversion of this Note shall be entitled to the same registration rights as those provided to holders of shares of Company Common Stock whose shares are exchanged into shares of Approach Common Stock pursuant to the Contribution Agreement. Approach shall execute an agreement with the Lender reflecting those rights on or prior to the IPO Conversion Date.
     The Lender shall be granted no less protective rights with regards to such shares of equity securities (including preferences and voting rights) acquired pursuant to the conversion of this Note as are granted to any other holder of such shares of equity securities. If only a portion of this Note is converted into equity securities, the Company shall return this Note to the Lender with a notation thereon of the remaining outstanding principal of this Note or, at the request of the Lender, shall issue and deliver to the Lender a replacement convertible secured promissory note for the remaining outstanding balance hereof, such Note containing the same material terms as set forth herein. The issuance of certificates for shares of equity securities upon conversion of this Note will be made without charge to the Lender for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of equity securities. Upon conversion of this Note, the Company will take all such actions as are necessary in order to ensure that the shares issuable with respect to such conversion will be validly issued, fully paid and nonassessable.
     The following will be deemed to constitute events of default under the Note:
a)	The Company shall fail to make when due any payment of principal or interest under this Note and such failure shall remain uncured for a period of five (5) business days.

b)	The Company shall fail to perform or observe, in any material respect, any provision of this Note or any material agreement or contract to which it is a party or by which it or its assets are bound, and such default shall continue for more than thirty (30) days after written notice from Lender is received by Borrower or, notwithstanding the foregoing, the Company fails to give a timely “Default Notice” as defined below.

c)	Any representation or warranty made by the Company herein, or any statement, written information or certificate furnished by the Company in connection with the transactions contemplated hereby, proves untrue in any material respect as of the date of the issuance or making thereof or omits any statement necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

d)	The Company shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any indebtedness in the aggregate principal amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000) or more, or shall default in the performance or observance of any obligation or condition with respect to any such indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness, or any such indebtedness shall become or be declared to be due and payable prior to its stated maturity and such default has not been cured within any grace period provided for in the instrument under which the default arose.

e)	(i) The Company shall commence a voluntary case concerning itself under the United States Bankruptcy Code; (ii) an involuntary case is commenced against the Company and the petition is not contested within fifteen (15) days, or is not dismissed or stayed within sixty (60) days, after commencement of the case; (iii) a custodian (as defined in the United States Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or the Company commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed and unstayed for a period of sixty (60) days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) the Company is adjudicated insolvent or bankrupt; (vi) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged and unstayed for a period of fifteen (15) days; (vii) the Company makes a general assignment for the benefit of creditors; (viii) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due and such failure or inability to pay shall not have been cured within fifteen (15) days; (ix) the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (x) the Company shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; (xi) any corporate action is taken by the Company for the purpose of effecting any of the foregoing.

f)	Any judgment, writ or warrant of attachment or of any similar post-judgment process in an amount in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000) shall be entered or filed against the Company or against any of its properties or assets and remain unsatisfied and unstayed for a period of sixty (60) days; provided, that if any such judgment, writ or warrant is not satisfied or stayed within such sixty (60) – day period, an event of default shall not exist if prior to the end of such sixty (60) – day period the Company provides to Lender a statement from Lender’s insurance carrier that the entire amount of such judgment, writ or warrant is a covered loss under the insurance policies that the Company maintains with such carrier and that such carrier does not dispute such coverage and will provide the Company with such proceeds of insurance required to satisfy such judgment, writ or warrant;

g)	The Company dissolves, liquidates or otherwise ceases to actively conduct business.

h)	The Company shall fail in any material respect to comply with any law, rule, regulation or order to which it or its assets are subject and such failure to comply remains uncured for more than thirty (30) days after written notice from Lender is received by the Company.
     Upon the occurrence of any condition, event or act described above, the Company shall give written notice thereof (a “Default Notice”) to the Lender within five (5) business days of receiving knowledge of such condition, event or act.
     Upon the occurrence of any event of default described in section (a)-(d), or (f)-(h) above the Lender may, at its option upon written notice to the Company, declare the Note to be immediately due and payable in full. Upon the occurrence of any Event of Default described in section (e) the Note shall become immediately due and payable without any action on the part of the Lender.
     The Company represents and warrants to the Lender that it has all power and authority to enter into this Note.
     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder that are not paid when due, whether by declaration or otherwise.
     Notwithstanding anything to the contrary contained in this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable law, may be charged on this Note.
     The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.
     The Company will give the Lender written notice of any contemplated “Sales Event,” at least ten (10) business days prior to the record date for determining which holders of equity securities may vote with respect to or participate in such Sales Event. Except as set forth below in this paragraph, “Sales Event” shall mean the sale or distribution of substantially all of the assets of the Company or a merger or consolidation of the Company with or into another entity or the sale of a majority of the Company’s stock by its shareholders. If the Lender does not elect to convert this Note prior to the occurrence of a Sales Event, it may declare the Note due and payable at any time up to the next business day after consummation of the Sales Event. Notwithstanding the above, neither the consummation of the Contribution Agreement nor the IPO shall constitute a Sales Event for purposes of this Note. Upon the consummation of the Contribution Agreement and the IPO, the conversion of this Note shall be governed by the terms of the fourth full paragraph herein.
     So long as this Note is outstanding, the Company will deliver quarterly financial statements to the Lender within forty-five (45) days after the end of each calendar quarter and audited financial statements within one hundred twenty (120) days after the end of each calendar year and the Lender may inspect the books and records of the Company upon reasonable notice.
     IN WITNESS WHEREOF, the undersigned, by its duly authorized and acting executive officer, has executed this Note as of the date first set forth above.

APPROACH OIL & GAS INC.
By:	/s/ J. Ross Craft
J. Ross Craft,
President and Chief Executive Officer

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